UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2021

Talkspace, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39314	84-4636604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address Not Applicable	Address Not Applicable
(Address of principal executive offices)	(Zip Code)

(212) 284-7206

(Registrant’s telephone number, including area code)

Hudson Executive Investment Corp.

570 Lexington Avenue, 35th Floor

New York, New York 10022

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TALK	Nasdaq Global Select Market
Warrants to purchase common stock	TALKW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2021, the Board of Directors (the “Board”) of Talkspace, Inc. (the “Company”) appointed Jennifer Fulk as Chief Financial Officer of the Company, effective July 26, 2021 (the “Effective Date”). Ms. Fulk will succeed Mark Hirschhorn, who on July 15, 2021 resigned from the position of Chief Financial Officer effective July 26, 2021. In her role as Chief Financial Officer, Ms. Fulk will assume the duties of principal financial officer and principal accounting officer of the Company. Mr. Hirschhorn will continue to serve as the Company’s President and Chief Operating Officer. In connection with Mr. Hirschhorn’s new role, subject to approval of the Compensation Committee of the Board, Mr. Hirschhorn’s salary is expected to be increased to $425,000 annually, effective July 26, 2021.

Ms. Fulk, 44, previously served as Chief Financial Officer, U.S. Bio-Medicines at Eli Lilly and Company from June 2019 to July 2021. Prior to June 2019, Ms. Fulk served in various other roles during her 15-plus year career at Eli Lilly and Company, including as Senior Director, Investor Relations, from October 2018 to June 2019, Chief Financial Officer, North America, Elanco, from October 2016 to October 2018 and Senior Director, Global Finance and Integration, Elanco, from September 2014 to October 2016. Ms. Fulk received her Bachelor of Science in Information Systems and her Masters of Business Administration from Indiana University.

In connection with Ms. Fulk’s appointment, the Company entered into an employment letter agreement with Ms. Fulk (the “Employment Agreement”) under which Ms. Fulk will report directly to the Company’s Chief Executive Officer. As provided in the Employment Agreement, Ms. Fulk is entitled to an annual base salary of $400,000, subject to adjustment from time to time in the discretion of the Company, and is eligible to receive an annual performance-based bonus targeted at 100% of her base salary and based on the achievement of individual and corporate objectives determined by the Company on an annual basis. In addition, Ms. Fulk will be eligible to receive an additional bonus of up to 100% of her base salary based upon achievement of maximum goals pursuant to the Company’s strategic scorecard. Ms. Fulk’s minimum bonus for 2021 will equal at 50% of her base salary. Ms. Fulk also is eligible to participate in the Company’s standard employee benefit programs.

Pursuant to the Employment Agreement, Ms. Fulk will, subject to the approval of the Company’s board of directors or its compensation committee, receive a restricted stock unit (“RSU”) award covering 123,150 shares of Company common stock and a stock option to purchase 492,600 shares of the Company’s common stock. Each of the RSU award and stock option shall each vest as to 25% of the underlying shares on the first anniversary of the applicable grant date and as to the remaining 75% in 12 substantially equal installments on the first 12 quarterly anniversaries of the applicable grant date thereafter, subject to Ms. Fulk’s continued service with the Company though each such vesting date.

Ms. Fulk’s Employment Agreement contains customary invention assignment and confidentiality provisions, as well as a 12 month post-employment non-compete and non-solicit obligation. In the event of a qualifying termination, Ms. Fulk will be entitled to receive certain severance benefits under the Company’s Executive Severance Plan, subject to her execution and non-revocation of a release of claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Talkspace, Inc.

Date: July 21, 2021	By:	/s/ Mark Hirschhorn
	Name:	Mark Hirschhorn
	Title:	Chief Financial Officer